Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 7, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Rand Logistics, Inc. on Form 10-K for the year ended March 31, 2012. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rand Logistics, Inc. on Forms S-3 (File No. 333-143291, File No. 333-117051 and File No. 333-172815) and on Forms S-8 (File No. 333-152609).

/s/ Grant Thornton LLP

Grant Thornton LLP
Mississauga, Canada
June 7, 2012